Exhibit 99.2

First Quarter 2006 Conference Call

Statement of John Hertig and Jim Hartman

Enpath Medical, Inc.

April 20, 2006

Welcome to the Enpath Medical first quarter, 2006 conference call.  Thank you for joining us today.  My name is John Hertig and I am the Chief Executive Officer of Enpath Medical.  Joining me on the call today is Jim Hartman, Chief Financial Officer and the Chairman of our Board of Directors.  Our comments today will contain forward-looking statements that involve risks and uncertainties.  Any number of factors could cause our results to vary from those that may be anticipated by some statements made today.  You should read our press release issued this morning and our SEC filings, specifically our 2005 Annual Report on Form 10-K filed in March 2006, for a listing of some of the factors that could cause results to differ materially.

During our remarks today, Jim Hartman will highlight certain aspects of our positive first quarter financial performance that was not covered in our press release issued this morning.  I will then provide my thoughts on progress regarding the management and Enpath organizational changes that were announced in February, review our product development and operational activities as well as provide outlook and guidance for the next quarter and remainder of 2006.   At the conclusion of our remarks, Jim Hartman and I, along with Jim Mellor, Senior Vice President of Sales and Marketing and our three General Managers, Mark Kraus, Jim Reed and Dave Grenz will be available to answer questions.

Jim, please give us an update on the first quarter results.

Thanks John.  The first quarter was an extremely encouraging start to 2006.  A number of the research and development activities that the company invested in over the last several years started paying dividends this quarter.  We were also rewarded from our strong customer relationships, established by Mark Kraus, Jim Mellor and Jim Reed and the rest of the Enpath team over the years, as both new and existing customers provided sales increases.

First quarter revenues were $9.4 million, compared to $6.6 million in the first quarter of 2005, a 42% increase and by far our largest sales quarter ever.  In our introducer product line, first quarter sales were $5.7 million, a 30% increase when compared to the previous year’s total of $4.4 million.  One of the encouraging comparisons was that six different customers made up 90% of the sales increases with no one customer accounting for more than 20% of the sales gain.  The largest sales increase came from our new European introducer customer in the cardiac rhythm management market.

In our advanced delivery catheter product line, sales increased from $500,000 in the first quarter of 2005, to $1.4 million in Q1 of 2006.  Of the $1.4 million, $1.1 million represented sales of steerable catheters to two customers as they built stocking inventory for product launches planned for the second quarter.  In 2005, sales in this category represented non-recurring billings for engineering services performed for a number of our advanced delivery catheter customers along with components to Medtronic for its Left Ventricle Lead Delivery System kits.

Sales of our lead technologies product line increased in the first quarter from $1.7 million in last year’s first quarter to $2.4 million, a 33% improvement.  Over half of this sales gain came from our proprietary leads and adaptors, with the largest portion coming from the new epicardial steroid lead that our partner is now distributing in Europe.  Additionally, our largest leads customer, which significantly reduced orders in 2004 due to an overstock situation, has now increased its orders, which contributed to the sales improvement from this product line in the first quarter.  We believe that the overstock issues with this customer have been substantially resolved.

First quarter gross margins on a consolidated basis were an encouraging 39.4% compared to 35.8% in the first quarter a year ago.  The increased production levels were the primary contributor to the improved gross margins.  While we are still some distance away from our targeted gross margins of approximately 48%, we made some positive strides this quarter.  We believe that as we continue to grow sales and achieve volume efficiencies, improve yields on advanced delivery catheter production, and gradually replace low margin contract manufacturing activity in our leads product line with higher margin proprietary products, we will see significant improvement in our overall gross margins.

Our research and development expenditures decreased 13% during the first quarter to $1.2 million or 12.8% of sales compared to Q1 of 2005 when R & D expenditures totaled

$1.4 million or 20.8% of sales.  In 2005, we were in the process of appealing the ruling from the FDA denying marketing clearance on our steroid epicardial lead.  This was a costly process utilizing lawyers and consultants to formulate our response.  As we disclosed previously, one of our partners has gained approval for the steroid epicardial lead in Europe and has been encouraged by favorable customer response to this product.  These European implants have opened the door to enable us to gather clinical performance data in a lower cost manner for this partner, which is our only partner currently pursuing US approval.  While we will incur some consulting expense in the second quarter of 2006 gathering and analyzing this data, we do not anticipate  expenditures of the magnitude experienced a year ago.  We do expect overall second quarter research and development expenses to exceed those of the second quarter from a year ago however, due to other new product development activities.

Selling, general and administrative expenses were unchanged compared to the first quarter of 2005 at $1.46 million, or 15.5% of sales in 2006 compared to being 22% of sales in 2005.  One of the attributes that has pleased me about John’s contribution since coming on board in January is his focus on managing and monitoring expenses.  Our first quarter progress in containing SG&A expenses is early evidence that Enpath will continue to spend its resources wisely under John’s leadership.

With the ongoing impact of research and development tax credits affecting our tax rate, we reduced our rate for the first quarter from the statutory 39% to 35%.  This along with increased sales and improved margins resulted in 2006 first quarter net income of just over $650,000 or $.11 per diluted share, compared to a net loss in the first quarter of 2005 of $350,000 or $.06 per share.

Our cash situation improved by $600,000 during the quarter as well as paying down $300,000 of long-term debt and purchasing $400,000 of equipment  We still have access to our full line of credit of $4 million.  Overall, our first quarter performance results reinforce our belief that the investments we’ve made and the business model we’ve pursued over these past several years have positioned Enpath for double digit growth and positive bottom line gains .

Finally, whether you positively or negatively received the news that John Hertig would assume my role as CEO, I want to assure all investors that John is bringing to Enpath all of the qualities and skills that I thought were present when I first interviewed him.  John has already had a very positive impact on the organization.  He has embraced our business model and wrapped his experience and vision for Enpath around it.  He has laid out clear and challenging goals and objectives and implemented incentive and recognition programs that will drive successful outcomes.  There is no doubt in my mind that John can take this Company to the next level of growth and stature in the medical device arena, and I hope that you will provide John the support that many of you have been kind enough to provide me over the years.

I’ll now turn the presentation back over to John to discuss our key organizational, product development and operational plans for the remainder of 2006.

Thank you, Jim.  The first quarter of 2006 and my first three months as Chief Executive of Enpath Medical I found to be both educational and from my perspective very productive.  It is obvious to me that the investment in proprietary new product development by Enpath during the past few years, and the Company’s associated sacrifice in profitability during that same time period, is just now starting to pay dividends in new product introductions and a related growth in revenues.

Let me share with you some of my initial thoughts on our recent organizational changes as well as our challenges and accomplishments during the first quarter.  First, if you recall from our February conference call we restructured the Company in January around three product line operations; Introducers, Advanced Delivery Catheters and Stimulation Leads.  We also consolidated our strategic marketing, new business development and sales resources into a single team with the intention of providing clear focus on growth and in order to create a company-wide commitment to exceeding customer needs.  I am pleased with how our efforts to deliver new products with a smooth transition into production and with our focus on continuous improvement using lean manufacturing initiatives integrated with quality in all three of our operations has evolved quickly and has demonstrated extremely positive results.  I am also impressed by the quality of our employees and the terrific job they are doing while showing a true passion for Enpath’s mission in creating new pathways to enable the delivery of essential medical therapies

Under Jim Mellor, the restructured Enpath marketing and sales organization has really come together and is performing quite well.  The Company now has a centralized resource linking together and coordinating activity among our three different product line research and development teams. We have achieved significant progress in creating an overall product development portfolio using a systematic and analytical process for quantifying the many market opportunities facing Enpath today.

Enpath does have the interesting challenge of managing more promising opportunities than we can reasonably execute successfully if we attempt to tackle them all at once.  We must manage our product development resources carefully.  With both my own experience in product development and my competitive desire to execute projects on time with a commitment to maximizing shareholder value, I strongly lean toward choosing commercialization of a few good projects which have a large and solid market potential rather than attempting to commercialize every new idea which presents itself.  There is a balance to be managed between short-term profitable opportunities which nestle in nicely with our core capabilities and fit with our existing intellectual property, and at the same time support our mission to deliver new and innovative technology solutions  in the form of “systems” that add value to our OEM partner’s product offerings within a longer term perspective.  R & D within each product line now has a clear focus on those development opportunities that balance anticipated future revenue growth and profitability with time, cost to commercialization and execution risk.

Some examples of these new product development projects include the new valved introducer, which is a device optimized for placement of pacing leads and which we are now branding as ViaSeal™.  This new introducer is scheduled for market introduction in the third quarter of this year.  Advanced Delivery Catheters, in addition to successfully rolling out the steerable catheter with our first two customers in the first quarter is continuing to work with several other potential OEM partners in order to tailor the platform for their specific applications.  We also completed work on validating the new molded handle in April for our steerable catheter technology which will substantially improve manufacturing margins and we now expect to start shipping catheters with the new and improved molded handle to one of our current OEM partners in May.

In stimulation leads we continue to work closely with our OEM partner on development of the IS-4 adapter and this project is on-track for an early 2007 market introduction.  We are also making progress on developing technology for our next generation epicardial lead as well as focusing on various neurostimulation applications.  Significant to improving future margins, these projects will reflect Enpath’s expanded “system” approach which will incorporate stimulation leads, an advanced delivery catheter tool for lead implantaion and possibly even an introducer, all in a single-use sterile kit.

Lastly, as Jim Hartman mentioned earlier, we continue to work with our European steroid epicardial lead partner to gather and analyze retrospective data from its current clinical users.  This data will be included in our PMA submission scheduled for June 10th which we anticipate will result in an approval to market the steroid epicardial lead product by this same OEM partner within the United States by the end of this year.

Another responsibility of the new business development function is providing a more formal approach to acquisitions.  We are focusing on finding opportunities that will either provide us with new technology that incorporates intellectual property that is synergistic with our current core competencies, will improve margins through vertical integration in manufacturing or which will leverage Enpath’s very strong relationships with its existing OEM partners.  Any acquisition that we consider will be strategic and will be evaluated with the objective that it will be accretive to earnings within a year of its closing.  We will be diligent and have intentionally not set a timeline for executing on our acquisition strategy in support of revenue growth for growths sake alone as we are committed first to the quality of the transaction as well as ensuring the inherent value an acquisition will deliver to Enpath shareholders and, as a consequence, the value to our customers.

Let’s talk about sales for a moment.  I am very pleased with how the “single face to the customer” approach to our loyal customer base is performing.  Steve Mogensen, Vice President of Sales has a small but focused team that is proactively managing the Enpath top line by working closely with our OEM partners, our internal supply chain management group and the various production departments.  I believe the guidance I will provide in a few minutes reflects our improving ability to forecast and manage revenue opportunities.

Another internal initiative directly related to organic revenue growth is increasing Introducer production capacity substantially, which is a nice problem to have.  During the past month or so the Introducer manufacturing team has been very creative in finding methods to increase production while they await the installation and validation of new capital equipment scheduled to go online later this summer.  A seven-day-a-week three shift operation has been implemented in order to meet current demand and our new production team is smoothly moving up the learning curve.

Finally, an issue near and dear to my heart is the task of improving gross margins across all product lines within the Company.  Our current area of focus is improving yields and resource utilization within Advanced Delivery Catheter production and gross margin results from the improvements implemented during the first quarter are encouraging.  In addition to increased volumes, this effort contributed to the overall 2006 first quarter gross margins which came in just under 40%.  A comprehensive plan has been created by Jim Reed and his team for continued gross margin improvement and will be aggressively pursued while sustaining advances that have already been identified and integrated into the catheter manufacturing processes.

Now let me provide you with some guidance for the rest of 2006.  We expect second quarter 2006 sales to be similar to first quarter 2006 sales, and 25-30% higher than Q2 of 2005.  Introducer orders larger than expected from several customers and the movement of some inventory build by our catheter customers from the first quarter into the second quarter are anticipated to favorably impact second quarter revenue in comparison to the guidance we provided on February twenty first  2006.

We also expect that sales for all of 2006 will increase 15-20% over 2005, although we now anticipate being at the upper end of that range.  Although uncertain, our second half results could be positively impacted by market acceptance of the advanced delivery catheters and a successful launch of our new valved introducer, the ViaSeal.

We expect to be solidly profitable during the second quarter versus the loss recorded for the same period in 2005.  Consistent with our February twenty second 2006 guidance, net income for the second quarter 2006 is still expected to be less than the first quarter of 2006 primarily due to our continued strong investment in research and development including the cost of gathering human clinical data for our submission to the FDA on the steroid epicardial lead, as well as slightly increased selling expenses.

As previously disclosed we are actively searching for Jim Hartman’s replacement as CFO, however Jim has consented to continue to perform in the role of Enpath’s CFO until his replacement is on board.  Jim is committed to making certain that an orderly and seamless transition of his responsibilities takes place

On a final note, Jim Hartman and I did visit with a number of investors and potential investors in the mid-west and on the west coast during the first quarter.  We plan to continue these visits resuming in May on the east coast.  I personally find these meetings very productive in learning more about the external view shared by investors of Enpath and what is important to investors from a Company value perspective.  I am also looking forward to meeting additional investors at our annual shareholders meeting later this month.  This year’s annual shareholders meeting will take place at 3:45 p.m. central time on April 27th, 2006 and will be held at the Plymouth Minnesota Radisson Hotel and Conference center.

We invite everyone interested in Enpath and hearing more about what I believe to be a very exciting business to attend.

We thank you for your time today.  Jim and I, along with Jim Mellor and the general managers will now answer any questions you may have.